UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2010

GLOBAL EARTH ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

0-31343 (Commission File Number)	36-4567500 (IRS Employer Identification No.)
1213 Culbreth Drive, Wilmington, North Carolina (principal executive offices)	28405 (Zip Code)

(910) 616-0077
(Registrant’s telephone number, including area code)

534 Delaware Avenue, Suite 412, Buffalo, New York 14202

(Former address, if changed since last report.)

_____________________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01

Other Events.

On March 19, 2010, Global Earth Energy, Inc., a Nevada corporation (“Global Earth”) entered into a Letter of Intent with 688239 B.C. Ltd., a British Columbia corporation (“688239 B.C.”) pursuant to a reverse triangular merger (the “Merger”).

Global Earth and 688239 B.C. wish to commence negotiating a definitive written agreement providing for the Merger (the “Definitive Agreement”).  To facilitate the negotiation of the Definitive Agreement, the parties request that Global Earth’s counsel prepare an initial draft.  The execution of the Definitive Agreement would be subject to the satisfactory completion of the ongoing investigation by Global Earth and 688239 B.C. of their respective businesses, approval by their respective boards of directors, and the approval of the Merger by the stockholders of 688239 B.C.

Based upon the information currently known to Global Earth, it is proposed that the Definitive Agreement include the following terms:

1.

Basic Transaction.  Global Earth proposes to acquire all of the outstanding shares of the 688239 B.C. Stock by means of the Merger between 688239 B.C. and a wholly-owned subsidiary of Global Earth to be formed whereby the stockholders of 688239 B.C. would receive in exchange shares of the common stock of Global Earth (the “Global Earth Stock”) so that following the closing of the Merger (the “Closing”) Global Earth would own all of the issued and outstanding shares of the 688239 B.C. Stock.  It is understood that the Global Earth Stock to be received by the stockholders of 688239 B.C. in the Merger would, upon their issuance, be restricted in their resale pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  Further, at the time of the Merger, 688239 B.C. will have no more than 35 unaccredited stockholders as described in the Securities Act.

2.

Exchange Ratio.  The number of shares of the Global Earth Stock to be received at the Closing in exchange for the shares of the 688239 B.C. Stock would be set forth in the Definitive Agreement (the “Exchange Ratio”).  It is anticipated that the 688239 B.C. stockholders would own approximately 64 percent of the issued and outstanding shares of the Global Earth Stock following the Merger, with the remaining approximately 34 percent owned by the current Global Earth stockholders, and other parties.  However, it should be understood that one stockholder of Global Earth owns 1,000,000 shares of the Global Earth Class B preferred stock which has voting rights equal to 500 shares of the Global Earth Stock for every one share of Global Earth preferred stock held, which equates to voting rights of 500,000,000 shares of the Global Earth Stock, which amount exceeds the outstanding shares of the Global Earth Stock.  Therefore, due to the voting rights contained in the outstanding shares of the Global Earth preferred stock, there will be no change of control.

3.

Other Terms.  Global Earth and 688239 B.C. would make comprehensive representations and warranties to each other and would provide comprehensive covenants, indemnities and other protections for the benefit of the parties and their respective stockholders.  The consummation of the Merger by the parties would be subject to the satisfaction of various conditions, including:

(a)

An evaluation of by each of the parties that the value of each of Global Earth and 688239 B.C. on March 26, 2010, the date of the Closing (the “Closing Date”) is such that the Exchange Ratio is in the best interests of the stockholders of Global Earth and 688239 B.C. on the Closing Date.

(b)

Such other matters as may be stated in the Definitive Agreement.

The expected closing date will be on or before March 26, 2010.  A copy of the Letter of Intent is attached to this report as an exhibit.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Identification of Exhibit
10.1	Letter of Intent between Global Earth Energy, Inc. and 688239 B.C., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2010.
GLOBAL EARTH ENERGY, INC.

By /s/ Sydney A. Harland
Sydney A. Harland, Chief Executive Officer

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